Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2013 RESULTS

•	Market Share Gains Drive 3.3% Third Quarter Revenue Increase

•	Full Year Guidance Revised due to Various Internal and External Headwinds

THOROFARE, N.J., November 6, 2013 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 29, 2013.

Third Quarter GAAP Results:

Net revenues from continuing operations in the third quarter of 2013 increased 3.3%, to $174.5 million from $168.8 million in the third quarter of 2012. During the quarter, gross profit margins were 40.3% compared with 40.7% in the 2012 third quarter. Foreign currency translation effects resulted in a $0.4 million or 0.2% increase in net revenues.

Selling, general, and administrative (SG&A) expenses in the third quarter of 2013 decreased $5.9 million or 10.4% to $51.0 million from $56.9 million in the third quarter of 2012. The third quarter of 2013 included approximately $10.0 million ($6.9 million in SG&A) of additional cost reductions from the global restructuring initiatives and continued tight expense control. Operating expenses in the third quarter of 2013 included restructuring expenses ($0.9 million) and Shore to Shore acquisition costs associated with ongoing arbitration ($0.3 million) compared to the third quarter of 2012, which included restructuring expenses ($4.1 million) and acquisition costs ($17 thousand). Foreign currency translation effects resulted in a $0.7 million or 20.6% decrease in operating income.

Operating income in the third quarter of 2013 was $13.7 million, $10.4 million higher when compared with $3.3 million in the same period last year.

Foreign exchange transaction loss in the third quarter of 2013 was $1.1 million compared with foreign exchange gain of $0.3 million in the third quarter of 2012. The increased foreign exchange transaction loss is primarily attributed to U.S. Dollar and Euro fluctuations versus currencies in emerging markets where hedging is either impossible or impractical. Where hedging is possible and the cost is practical, the Company's practice is to hedge at least 75% of the net exposures.

Net earnings from continuing operations in the third quarter of 2013 were $0.18 per diluted share, $0.28 per share higher when compared with a net loss of $0.10 per diluted share in the same period last year.

Third Quarter Adjusted non-GAAP Operating Income, EBITDA and Earnings per Share:

Adjusted non-GAAP operating income from continuing operations was $14.9 million in the third quarter of 2013, $7.5 million higher when compared with $7.4 million in the same period last year. Adjusted EBITDA was $23.1 million in the third quarter of 2013, $6.0 million higher compared with $17.1 million in the third quarter of 2012. Adjusted non-GAAP net earnings from continuing operations was $0.22 per diluted share compared to net earnings of $0.02 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "While I am pleased that our LEAN restructuring initiatives helped to drive operating income well above last year and in-line with our expectations, I am not pleased that third quarter gross profit margins and EPS were below expectations.

"Ongoing market share gains contributed to higher revenues than expected in the quarter but did not translate into higher than expected gross profit. Gross profit margins were unfavorably impacted by higher mix of new, lower-margin hardware installations, lower than anticipated cost take-out in Apparel Labeling Solutions (ALS) and under-performance in our European Retail Merchandising Solutions (RMS) business. In addition, we incurred unplanned costs associated with growing our Merchandise Visibility™ business. These shortfalls were offset by Alpha®'s out-performance, lower operating expenses and an incentive compensation adjustment to deliver operating income slightly ahead of expectations. Unfortunately, FX translation and transaction losses led to lower than anticipated earnings per share for the quarter."

Mr. Babich continued, "The fourth quarter will prove to be a much more difficult operating environment than previously expected due to Federal Government-related projects being delayed, U.S. retailers lowering same-store-sales expectations and lack of improvement in the European economy. As a result, we are reducing our full year guidance to reflect lower revenues, primarily in RFID asset tracking and RMS. We also now expect lower gross profit margins due to an unfavorable mix toward lower-margin hardware installations, delays in realizing all of the anticipated ALS cost savings and further pressure on the European RMS business. Operating expenses will be below prior guidance but foreign currency translation rates at current levels will continue to be a drag on our profitability."

Working Capital and Debt

Jeff Richard, Executive Vice President and Chief Financial Officer, stated, “We made significant investments in working capital during the quarter to support future business resulting from market share gains in our loss prevention and RFID businesses.”

The Company paid down $7.0 million in debt during the third quarter of 2013 and reclassified its revolving credit facility to short-term due to its pending maturity in July of 2014. Management is currently in discussions regarding the Company’s refinancing alternatives.

Global Restructuring

Global restructuring initiatives lowered costs in the third quarter of 2013 by an additional $10.0 million when compared with reductions achieved through the third quarter of 2012, with $6.9 million of the additional reductions attributable to SG&A. Cost reductions since the inception of the restructuring plan total $88.0 million, with $62.4 million attributable to SG&A. The Company expects to realize the full benefit of $102 million in total program savings by the end of the first quarter of 2014.

Additional Cost Savings / Margin Enhancements

The Company will continue to develop additional cost savings and margin enhancement initiatives over and above those in the current global restructuring initiatives. The value of these opportunities currently is expected to be $10 million to $15 million by the end of 2014, with an annualized benefit of $15 million to $20 million.

Mr. Richard said, “Since I joined Checkpoint in May, I have allocated much of my time to understanding our global operations with a view to identifying ways to further improve profitability. We will continue to pursue cost savings in all Checkpoint businesses to combat the cyclicality of our end markets, the complexity of our worldwide operations and long-term pricing pressures. In addition to concluding that we will achieve the objectives of our global restructuring initiatives, I am confident that we can further improve profitability through a series of process enhancement measures and further expense reduction initiatives.”

Selected Discussion and Analysis of Third Quarter 2013 Results

•
Net revenues increased 3.3% to $174.5 million compared with $168.8 million for the third quarter of 2012, principally due to a 3.1% organic increase. Foreign currency effects resulted in a 0.2% increase in net revenues.

◦	Merchandise Availability Solutions (MAS) revenues increased 3.1% to $117.2 million, principally driven by Alpha® and Merchandise Visibility™.

◦	Apparel Labeling Solutions (ALS) revenues increased 6.7% to 45.5 million, principally driven by RFID labels.

◦	Retail Merchandising Solutions (RMS) revenues decreased 5.8% to $11.8 million, principally due to the indirect channel in European markets.

•	Gross profit margin was 40.3% compared with 40.7% for the third quarter of 2012.

◦
MAS gross profit margin was 44.1% compared with 46.1% in the third quarter of 2012. The decrease was principally due to lower margins in EAS systems and consumables as well as RFID systems, partially offset by increased margins in Alpha®.

◦	ALS gross profit margin was 32.4% compared with 24.3% in the third quarter of 2012. The increase was principally due to Project LEAN initiatives.

◦
RMS gross profit margin was 32.2% compared with 46.9% in the third quarter of 2012. The decrease was due to higher pension costs, overhead under-absorption and increased inventory costs due to lower volumes.

•
SG&A expenses were $51.0 million compared with $56.9 million in the third quarter of 2012. The third quarter of 2013 included cost reductions totaling approximately $10.0 million ($6.9 million in SG&A) from the Expanded Global Restructuring Plan, including Project LEAN.

•	Operating income was $13.7 million compared with $3.3 million in the third quarter of 2012.

•
Non-GAAP operating income was $14.9 million, or 8.5% of net revenues, compared with non-GAAP operating income of $7.4 million, or 4.4% of net revenues, in the third quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.9 million resulting from the Expanded Global Restructuring Plan, including Project LEAN. Restructuring expense since its inception totals $70.5 million ($15.0 million non-cash).

•	The effective tax rate for the third quarter of 2013 was 26.8% compared with negative 577.2% for the third quarter of 2012.

•	EBITDA was $23.1 million, compared with $17.1 million in the third quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Cash flow used in operating activities was $21.2 million compared with $10.6 million provided by operating activities in the third quarter of 2012. Increased use of cash in the third quarter of 2013 was principally due to a strong September, which drove accounts receivable higher by $15.5 million. Additionally, investments to support new market share gains drove inventory higher by $22.3 million. Higher operating income of $10.4 million partially offset a $13.5 million timing impact on accounts payable.

•
As of September 29, 2013, cash and cash equivalents were $96.2 million compared with $118.8 million as of December 30, 2012, and total debt was $89.2 million compared with $113.3 million as of December 30, 2012. Capital expenditures were $2.6 million in the third quarter of 2013.

Company Adjusts Full Year Guidance

Based on an assessment of current market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is adjusting its outlook for 2013. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $680 million to $695 million. Prior guidance was net revenues in the range of $685 million to $700 million.

•	Gross profit margins are expected to be in the range of 39.0% to 39.7%. Prior guidance was gross profit margins in the range of 40.9% to 41.6%.

•	Operating expenses are expected to be in the range of $232 million to $237 million. Prior guidance was operating expenses in the range of $233 million to $239 million.

•	Non-GAAP operating income is expected to be $33 million to $39 million. Prior guidance was non-GAAP operating income in the range of $47 million to $52 million.

•	Full year non-GAAP effective income tax rate is expected to be approximately 26% to 28%, unchanged from prior guidance.

•
Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.40 to $0.50. Prior guidance was non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. in the range of $0.65 to $0.75.

•
Given the significant working capital investments that were made in the third quarter of 2013 and that will continue to be made in order to support significant upcoming market share gains, we are withdrawing free cash flow guidance. Prior guidance was free cash flow in the range of $50 million to $60 million.

•	EBITDA is expected to be in the range of $66 million to $73 million. This is the first time that we are providing EBITDA guidance.

Reconciliation of EPS Guidance

	Full Year 2013 Non-GAAP Diluted Net EPS Guidance
	Low	High
Previously Issued Guidance	0.65	0.75

RFID U.S. Federal government-related and other asset tracking delays	(0.08)	(0.08)
Softer than expected European RMS markets	(0.05)	(0.05)
Impact of reduction in global retailer same-store-sales projections	(0.06)	(0.06)
Delays in achieving full year benefits of ALS LEAN margin initiatives	(0.04)	(0.04)
Incentive compensation adjustment and other operating expense savings	0.06	0.06
Foreign exchange losses - transaction and translation	(0.08)	(0.08)
Revised Guidance	0.40	0.50

Segment Changes

During the quarter, the Company’s Shrink Management Solutions segment was renamed Merchandise Availability Solutions. The segment includes EAS systems and consumables, Merchandise Visibility™ solutions comprising RFID systems, and Alpha® solutions. RFID labels are now reported in the Apparel Labeling Solutions segment. All prior period amounts have been conformed to reflect the segment change.

Financial Summary (a)
(Unaudited)

	Quarter
	(13 weeks) Ended
(amounts in millions, except per share data)	September 29, 2013	September 23, 2012
Net revenues	$174.5	$168.8

	From Continuing Operations		From Discontinued Operations		Total Company
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Quarter
As Reported (GAAP)
Net earnings (loss) (b)	$7.7	$(4.2)	$(0.1)	$(1.1)	$7.6	$(5.3)
Diluted earnings (loss) per share (b)	$0.18	$(0.10)	$—	$(0.03)	$0.18	$(0.13)
Non-GAAP (c)
Net earnings (loss) (b)	$9.2	$0.8	$(0.1)	$(1.1)	$9.1	$(0.3)
Diluted earnings (loss) per share (b)	$0.22	$0.02	$—	$(0.03)	$0.22	$(0.01)
EBITDA (b)	$23.1	$17.1	$(0.1)	$(0.1)	$23.0	$17.0

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	Attributable to Checkpoint Systems, Inc.

(c)	2013 excludes restructuring expenses, a make-whole premium on debt, and acquisition costs.

Checkpoint Systems will host a conference call tomorrow, November 7, 2013, at 8:30 a.m. Eastern Time, to discuss its third quarter 2013 results. The call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal and tax compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	September 29, 2013	December 30, 2012	*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,196	$118,829
Accounts receivable, net of allowance of $12,684 and $13,242	158,531	177,173
Inventories	94,961	82,154
Other current assets	40,847	36,147
Deferred income taxes	9,047	8,930
Assets of discontinued operations held for sale	—	29,864
Total Current Assets	399,582	453,097
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,304	1,748
PROPERTY, PLANT, AND EQUIPMENT, net	93,037	107,184
GOODWILL	184,445	182,741
OTHER INTANGIBLES, net	68,541	74,950
DEFERRED INCOME TAXES	26,190	26,843
OTHER ASSETS	9,787	13,246
TOTAL ASSETS	$782,886	$859,809
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$33,115	$4,367
Accounts payable	67,051	68,929
Accrued compensation and related taxes	22,948	28,258
Other accrued expenses	47,957	54,425
Income taxes	—	2,560
Unearned revenues	8,440	17,035
Restructuring reserve	3,618	9,579
Accrued pensions — current	4,790	4,687
Other current liabilities	19,343	25,855
Liabilities of discontinued operations held for sale	—	9,688
Total Current Liabilities	207,262	225,383
LONG-TERM DEBT, LESS CURRENT MATURITIES	56,125	108,921
ACCRUED PENSIONS	97,516	95,839
OTHER LONG-TERM LIABILITIES	33,228	36,540
DEFERRED INCOME TAXES	15,034	15,580
COMMITMENTS AND CONTINGENCIES
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,389,813 and 44,763,404 shares	4,539	4,476
Additional capital	431,960	424,715
Retained earnings	6,658	18,392
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	2,084	795
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	373,721	376,858
NON-CONTROLLING INTERESTS	—	688
TOTAL EQUITY	373,721	377,546
TOTAL LIABILITIES AND EQUITY	$782,886	$859,809

* Derived from the Company’s audited Consolidated Financial Statements at December 30, 2012.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Net revenues	$174,466	$168,813	$495,319	$490,611
Cost of revenues	104,210	100,153	301,503	298,406
Gross profit	70,256	68,660	193,816	192,205
Selling, general, and administrative expenses	50,980	56,881	163,117	187,704
Research and development	4,369	4,335	13,689	12,809
Restructuring expenses	937	4,112	4,582	27,096
Goodwill impairment	—	—	—	64,437
Litigation settlement	—	—	(6,584)	—
Acquisition costs	253	17	694	127
Other expense	—	—	—	745
Other operating income	—	—	578	—
Operating income (loss)	13,717	3,315	18,896	(100,713)
Interest income	294	396	1,098	1,291
Interest expense	2,453	4,668	7,334	8,542
Other gain (loss), net	(1,002)	325	(3,513)	29
Earnings (loss) from continuing operations before income taxes	10,556	(632)	9,147	(107,935)
Income taxes expense (benefit)	2,832	3,648	3,895	(924)
Net earnings (loss) from continuing operations	7,724	(4,280)	5,252	(107,011)
Loss from discontinued operations, net of tax expense of $0, $117, $68 and $114	(100)	(1,105)	(16,985)	(3,830)
Net earnings (loss)	7,624	(5,385)	(11,733)	(110,841)
Less: (loss) earnings attributable to non-controlling interests	—	(51)	1	(355)
Net earnings (loss) attributable to Checkpoint Systems, Inc.	$7,624	$(5,334)	$(11,734)	$(110,486)

Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.18	$(0.10)	$0.13	$(2.61)
Loss from discontinued operations, net of tax	—	(0.03)	(0.41)	(0.09)
Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.18	$(0.13)	$(0.28)	$(2.70)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.18	$(0.10)	$0.13	$(2.61)
Loss from discontinued operations, net of tax	—	(0.03)	(0.41)	(0.09)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.18	$(0.13)	$(0.28)	$(2.70)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

The Company uses Adjusted EBITDA in assessing its performance in addition to net earnings determined in accordance with GAAP. The Company believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business and helps its investors better compare the Company’s operating performance with the operating performance of its competitors. The Company defines Adjusted EBITDA as operating income (loss) from continuing operations plus non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. The Company references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss) :	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Net Revenues	$174,466	$168,813	$495,319	$490,611

GAAP operating income (loss)	13,717	3,315	18,896	(100,713)

Non-GAAP Adjustments:

Management transition expense	—	—	1,173	2,942
Restructuring expenses	937	4,112	4,582	27,096
Goodwill impairment	—	—	—	64,437
Litigation settlement	—	—	(6,584)	—
Acquisition costs	253	17	694	127
Other expense (a)	—	—	—	745
Other income (b)	—	—	(248)	—
Adjusted Non-GAAP operating income (loss)	14,907	7,444	18,513	(5,366)
Other gain (loss), net (c)	89	68	131	372
Depreciation and amortization expense	6,828	8,709	21,315	25,184
Stock compensation expense	1,287	911	5,129	3,618
Adjusted EBITDA	$23,111	$17,132	$45,088	$23,808

GAAP operating margin	7.9%	2.0%	3.8%	(20.5)%
Adjusted Non-GAAP operating margin	8.5%	4.4%	3.7%	(1.1)%

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.
(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.
(c) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., as reported	$7,724	$(4,229)	$5,251	$(106,656)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	1,173	2,942
Restructuring expenses, net of tax	844	3,833	3,747	22,396
Goodwill impairment, net of tax	—	—	—	64,427
Litigation settlement, net of tax	—	—	(6,584)	—
Acquisition costs, net of tax	253	17	694	127
Other expense, net of tax (a)	—	—	—	549
Other operating income, net of tax (b)	—		(248)	—
Make-whole premium on debt, net of tax	388	1,143	965	1,143
Valuation allowance adjustment	—	61	298	550
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$9,209	$825	$5,296	$(14,522)

Reported diluted shares	42,131	41,067	41,770	40,946
Adjusted diluted shares	42,131	41,082	41,770	40,946

Reported net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.18	$(0.10)	$0.13	$(2.61)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.22	$0.02	$0.13	$(0.36)

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.
(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.